State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111

December 18, 2020

Re: SSGA Funds Management Sub-Administration Agreement – Additional Fund/Series

Ladies and Gentlemen:

Reference is made to the Sub-Administration Agreement between State Street Bank and Trust Company (the “Sub-Administrator”) and SSGA Funds Management, Inc. (the “Administrator”) dated June 1, 2015 (the “Agreement”).

Please be advised that, pursuant to the Agreement, the undersigned Trust is providing notice that the following fund has been liquidated and is removed from Schedule A:

SSGA Funds

Fund Name	Effective Date
State Street Dynamic Small Cap Fund	December 18, 2020

The previous Schedule A is hereby deleted and replaced with the attached Schedule A.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

SSGA FUNDS MANAGEMENT, INC.

By:	/s/ Ellen M. Needham
Name:	Ellen M. Needham
Title:	President, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ James Hill
Name:	James Hill
Title:	Managing Director, Duly Authorized

Effective Date: December 18, 2020

SUB-ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Fund(s)

SSGA Funds

State Street Defensive Emerging Markets Equity Fund

State Street International Stock Selection Fund

State Street S&P 500 Index Fund

[REDACTED]

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